Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 pwinvestor@pondel.com
ELECTRO RENT DECLARES QUARTERLY CASH DIVIDEND

VAN NUYS, Calif. - March 17, 2016 - Electro Rent Corporation (Nasdaq: ELRC) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.125 per common share. The dividend will be paid on April 8, 2016 to shareholders of record as of March 31, 2016.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

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